EXHIBIT 12

                         ILLINOIS BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                  Three Months Ended
                                                         March 31
                                                     ---------------
                                                  1998         1997
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  271.8      $  254.7

     b) Portion of rental expense
         representative of the
         interest factor (1).................       3.3           4.7
                                               --------      --------
     Total 1(a) and 1(b).....................  $  275.1      $  259.4
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   30.9      $   28.7

     b) Capitalized interest.................       0.7           0.7

     c) Portion of rental expense
         representative of the
         interest factor (1).................       3.3           4.7
                                               --------      --------
     Total 2(a) through 2(c).................  $   34.9      $   34.1
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......      7.88          7.61
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.